Exhibit 99.1

Aegion Corporation Announces CEO Transition

Charles R. Gordon Appointed Interim CEO

Company Reiterates Full Year 2014 Guidance

Saint Louis, MO - May 5, 2014 - Aegion Corporation (“Aegion” or the “Company”) (Nasdaq Global Select Market: AEGN), a global leader in infrastructure protection and maintenance, today announced that Charles R. “Chuck” Gordon, a member of the Aegion Board of Directors since 2009, has been unanimously appointed by the Board to serve as Interim Chief Executive Officer. Mr. Gordon’s appointment follows the resignation of J. Joseph Burgess from his position of President and Chief Executive Officer and a member of the Company’s Board of Directors for personal reasons. In connection with this action, Mr. Burgess and the Company entered into a separation agreement and release. All actions are effective immediately.

“Chuck Gordon has been an active and valuable contributor to the Aegion Board since he joined in 2009,” said Alfred L. Woods, Chairman of the Board of Directors. “Chuck has a deep understanding of our business, operations and strategy, and an appreciation for the hard work and dedication of our employees. Chuck has significant expertise managing services to refineries and petrochemical plants, to the upstream shale regions, as well as in the global water and wastewater markets. His management experience includes his tenure as CEO of Siemens Water Technologies and President of USFilter’s Service and Products Division. We are confident his years of relevant industry and leadership experience will allow him to seamlessly take on the responsibilities of Interim CEO of Aegion, and look forward to his immediate contributions.”

“I look forward to working alongside the Aegion Board and leading the management team during this period of transition, and am confident that we are well positioned to build upon the Company’s strategy and positive momentum,” said Mr. Gordon.

The Company noted that the Board of Directors will initiate a formal search process to identify a permanent CEO. The Board will consider both internal and external candidates.

Mr. Burgess said, “I want to thank the Board of Directors and everyone at Aegion for supporting me in this decision. Aegion is a strong company and is strategically well positioned. I am proud of all of Aegion’s employees who drive the performance of this company, and I am confident that Aegion will continue on its path of growth and success.”

Mr. Woods continued, “On behalf of the Company, I want to thank Joe for his contributions to Aegion over the years. I also want to emphasize that these actions are in no way related to the Company’s operating performance or financial condition, which remain strong, or our strategic direction. The Board recognizes that this change in management is unexpected, but we are confident Aegion is in the hands of a talented and experienced team of executives and employees who will continue to execute on our strategy for sustainable growth.”

The Company reiterated its fiscal year 2014 guidance for earnings per share from continuing operations of $1.50 to $1.70, cash flow from operations in the range of $100 to $110 million and return on invested capital of seven to eight percent that it provided on April 29, 2014.

Mr. Burgess has entered into a separation agreement and release, the full terms of which will be filed with the U.S. Securities and Exchange Commission.

About Charles R. Gordon

Mr. Gordon served in the position of Chief Executive Officer of Natural Systems Utilities, LLC, a distributed water infrastructure company, since February 2014 and will remain as a member of its Board of Directors. Prior to Natural Systems Utilities, Mr. Gordon served as President and Chief Operating Officer of Nuverra Environmental Solutions, Inc. from October 2010 through September 2013. Nuverra provides environmental services to the oil and gas industries. Mr. Gordon served as Chief Executive Officer of Siemens Water Technologies, a business unit of Siemens AG, a world leader in products, systems and services for water and wastewater treatment for industrial, institutional and municipal customers, from 2007 through 2010. Previously, Mr. Gordon served as President of the Siemens Water Technologies Systems Division from 2005 through 2006. Mr. Gordon was named President of USFilter’s Service and Products Division in 1999, which was later acquired by Siemens. Mr. Gordon was named Vice President of the Southern Region of Arrowhead Industrial Water (later acquired by USFilter) in 1991.

About Aegion Corporation

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services to (i) protect against the corrosion of industrial pipelines; (ii) rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services to a broad range of energy related industries. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 28, 2014, and in the Company’s subsequent quarterly reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, the Company’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, the Company does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward looking-statements made by the Company in this news release are qualified by these cautionary statements.

Aegion® and the Aegion® logo are the registered trademarks of Aegion Corporation and its affiliates.

CONTACT:

Aegion Corporation
David A. Martin, 636-530-8000
Senior Vice President and Chief Financial Officer